Exhibit 99.1

Contacts: Investor Relations Jeff Norris Danielle Dietz 703.720.2455 703.720.2455	Media Relations Tatiana Stead Julie Rakes 703.720.2352 804.284.5800

FOR IMMEDIATE RELEASE: March 9, 2009

Capital One Will Reduce Quarterly Dividend from $0.375 to $0.05

Balance sheet remains strong and resilient to a range of stress scenarios, even before today’s dividend action

Dividend move preserves more than $500 million in capital annually

Portfolio credit trends through February are consistent with expectations

McLean, Va. (March 9, 2009) - Capital One Financial Corporation (NYSE: COF) today announced that its Board of Directors expects to reduce the company’s quarterly dividend from $0.375 per share to $0.05 per share, beginning in the second quarter of 2009. The next dividend is expected to be declared in April and paid in May. The dividend reduction will preserve more than $500 million in capital annually, which is equivalent to approximately 25 basis points of the company’s Tangible Common Equity to Tangible Managed Assets, or TCE, ratio.

“We’re moving today to reduce future dividends because in today’s unprecedented economic and market conditions, our highest priority is managing our balance sheet to maintain its considerable strength and resilience,” said Richard D. Fairbank, Capital One’s Chairman and Chief Executive Officer. “In addition, our ongoing dialogue with investors indicates that they value strong capital positions over dividend streams at this point in the cycle. Today’s announced action is one of the most efficient ways to support capital levels in the current environment. The capital we preserve through the reduced dividend will reinforce our already-strong capital position, increase our flexibility to manage through the downturn, and enhance our ability to repay the U.S. Treasury Department’s preferred stock investment as soon as it is prudent and appropriate to do so. When the economy recovers, we expect that returning capital to shareholders will once again be a key part of how we deliver value over the long-term.”

Fairbank continued, “This move is consistent with our long-standing philosophy of ‘preemptive conservatism,’ and is not the result of any request or guidance from outside of Capital One. Carefully managing our capital, including the dividend, is an important part of the broad set of actions we’re taking to aggressively manage the company through the downturn for the benefit of shareholders. As always, we work to anticipate and mitigate risks, and to prepare for a range of possible downside scenarios. Since the downturn intensified in 2008, we’ve taken additional steps to reduce the risk of our balance sheet, growing liquidity and low-risk investments and dramatically raising our allowance coverage ratios.

Given recent economic data, the broader economic outlook is somewhat weaker than expected, and subject to a greater level of uncertainty. Within our own portfolio, however, overall credit trends have been roughly in-line with expectations through February.”

Gary L. Perlin, Capital One’s Chief Financial Officer, said, “We do not need to reduce our dividend in order to meet any minimum capital requirements. Our balance sheet remains a source of considerable strength today. Our pro forma TCE ratio at the end of 2008 was 4.6 percent, including the estimated impact of closing the acquisition of Chevy Chase Bank, F.S.B. on February 27, 2009, and including a reduction of about 50 basis points from Other Comprehensive Income, or OCI, the majority of which is related to unrealized losses in our investment portfolio. Our pro forma TCE ratio at February 28, 2009 was slightly above the year-end 2008 level, while our pro forma Tier 1 capital ratio as of February 28, 2009 remained above 11 percent, more than 500 basis points above the level required for ‘well-capitalized’ banks. Our readily-available and committed liquidity position at the end of February stood at $45 billion, reflecting the liquidity benefits of closing the Chevy Chase acquisition.”

Perlin continued, “Our capital remains stable and strong relative to the risks we face, the actions we’ve taken, the levels held by our peers, and regulatory capital standards. Moreover, our increasingly liquid and lower-risk balance sheet provides us with many choices we can make to manage our capital. Along with the dividend reduction we’re announcing today, we expect to manage our balance sheet to build capital over time, and our goal is to demonstrate that we can begin to build capital as we continue to navigate the downturn. Even before counting the benefits of today’s announced dividend action, our capital, liquidity, and overall business are resilient to a range of significant stress scenarios.”

Fairbank added, “Today, we’re in the midst of one of the most challenging recessions in decades. But as a result of our preparation and decisive actions, we’re in a strong position to weather the storm and deliver value over the cycle.”

Forward Looking Statements

The company cautions that its current expectations in this release regarding the company’s capital levels and balance sheet management; continued degradation in the economy; and the company’s plans, objectives, expectations, and intentions are forward-looking statements. Actual results could differ materially from current expectations due to a number of factors, including: general economic conditions in the U.S., the UK, or the company’s local markets, including conditions affecting consumer income and confidence, spending and savings, which may affect consumer bankruptcies, defaults, charge-offs, deposit activity and interest rates; changes in the labor and employment market; changes in the credit environment; the company’s ability to execute on its strategic and operational plans; competition from providers of products and services that compete with the company’s businesses; increases or decreases in the company’s aggregate accounts and balances, or the growth rate and/or composition thereof; changes in the reputation of or expectations regarding the financial services industry or the company with respect to practices, products or financial condition; financial, legal, regulatory, legislative, tax or accounting changes or actions, including with respect to any litigation matter involving the company; and the success of the company’s marketing efforts in attracting or retaining customers. A discussion of these and other factors can be found in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A. and Capital One Bank (USA), N. A., collectively had $109 billion in deposits and $210 billion in total managed assets as of December 31, 2008. In addition, Capital One’s newly acquired subsidiary, Chevy Chase Bank, F.S.B., had more than $16 billion in assets and $13 billion in deposits as of December 31, 2008. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients. Capital One, N.A. and Chevy Chase Bank, F.S.B. have approximately 1,000 branch locations primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia, and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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